As filed with the Securities and Exchange Commission on January 27, 2017

Registration No. 333-193654

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-193654

UNDER

THE SECURITIES ACT OF 1933

_____________________

MEDIA GENERAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

_____________________

Virginia	46-5188184
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

_____________________

545 E. John Carpenter Freeway, Suite 700

Irving, Texas 75062

(972) 373-8800

(Address, including zip code, and telephone number,

including area code, of Registrant's principal executive offices)

_____________________

Thomas E. Carter

Chief Financial Officer

545 E. John Carpenter Freeway, Suite 700

Irving, Texas 75062

(972) 373-8800

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

_____________________

Copies to:

Joshua N. Korff, Esq.

Brian J. Hecht, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

_____________________

Approximate date of commencement of proposed sale of the securities to the public: N/A.

_____________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☐

                               

DEREGISTRATION OF SECURITIES

Media General, Inc., a Virginia corporation (the “Registrant”), is filing this post-effective amendment (this “Post-Effective Amendment”) to the following registration statement on Form S-3ASR (the “Registration Statement”) to deregister any and all securities registered but unsold or otherwise unissued under the following Registration Statement as of the date hereof:

●

Registration Statement No. 333-193654 on Form S-3ASR, filed with the Commission on January 29, 2014, pertaining to the registration of an aggregate of $1,023,859,650 in securities of the Registrant, comprised of 58,539,217 shares of Voting Common Stock, which are convertible into Non-voting Common Stock.

Pursuant to an Agreement and Plan of Merger, dated as of January 27, 2016 (the “Merger Agreement”), by and among Nexstar Broadcasting Group, Inc., a Delaware corporation (“Nexstar”), the Registrant, and Neptune Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of Nexstar ("Merger Sub"), Merger Sub merged with and into the Registrant (the "Merger"), with the Registrant surviving the Merger as a wholly owned subsidiary of Nexstar. The Merger became effective on January 17, 2017. At the effective time of the Merger, each share of the Registrant’s common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was converted into the right to receive (i) $10.55 in cash, without interest (the “Cash Consideration”) and (ii) 0.1249 of a share of Nexstar’s Class A Common Stock (the “Stock Consideration”). The Merger Agreement provided for additional consideration in the form of a contingent value right ("CVR") entitling pre-Merger shareholders of the Registrant to a pro rata share of the net cash proceeds as received (if any) from the sale of Registrant's spectrum in the Federal Communication Commission’s ongoing spectrum auction (the “FCC Auction”), subject to reduction based on the economic benefits received by such shareholders as Nexstar shareholders from the sale of Nexstar’s spectrum (if any) in the FCC Auction.

The Merger Agreement also provided that each unvested stock option in the Registrant outstanding immediately prior to the Effective Time became fully vested and was converted into an option to purchase Nexstar Class A Common Stock, in the same amount and at the same price as provided in the underlying stock option in the Registrant, adjusted to account for the Cash Consideration and the exchange ratio for the Stock Consideration. In addition at the Effective Time, each holder of a stock option of the Registrant that was outstanding immediately prior to the Effective Time received one (1) CVR for each share of Registrant voting common stock subject to such stock option immediately prior to the Effective Time. All other equity-based awards of the Registrant outstanding immediately prior to the Merger have vested in full and were converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth in the Merger Agreement.

As a result of the Merger, the Registrant has terminated the offering of its securities pursuant to the Registration Statement. The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remained unsold at the termination of the offering.

The Registrant also requests, in accordance with Rule 457(p) promulgated under the Securities Act of 1933, as amended, that all fees paid to the Securities and Exchange Commission in connection with the filing of the Registration Statement be credited for future use to the Registrant’s account.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3ASR and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3ASR to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 27 day of January 2017. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

MEDIA GENERAL, INC.

By:	/s/ Thomas E. Carter
Name: Thomas E. Carter
Title: Chief Financial Officer